Exhibit 99.16

BY-LAWS OF CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

BY-LAWS OF CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A.

CHAPTER I

NAME, OBJECT, DURATION, DOMICILE

Article 1.-  Name

The Company is called "CINTRA CONCESIONES DE INFRAESTRUCTURAS DE TRANSPORTE, S.A." and is governed by these bylaws, by the Company’s Act and by other applicable regulations.

Article 2.-  Corporate Purpose

1.	The purpose of the Company is to carry out the following activities, both domestically and abroad:

1º
Design, construction, execution, operation, management, administration and conservation of infrastructures and public and private works, either directly or by holding a stake in companies, groups, consortiums, or any other similar legal entity which is legally permitted in the pertinent country.

2º	Operation and provision of all kinds of services related to urban and intercity transport infrastructure, be it by land, sea or air.

3º	Operation and management of all kinds of construction work and complementary services that may be provided in the sphere of influence of public and private infrastructures and works.

4º
Holding the title to all kinds of concessions, sub-concessions, authorizations and administrative licenses for construction work, services and mixed jobs from the State, Autonomous Regions, Provinces, Municipalities, Autonomous Agencies, Autonomous Entities, and, in general, from any foreign State or Public Administration, international agencies and institutions.

5º
Management, administration, acquisition, promotion, sale, development, renovation and operation of all kinds of sites, land, residential developments, housing estates or property developments, and in general, all kinds of property assets.

6º	Manufacture, purchase, supply, import, export, lease, installation, maintenance, distribution and operation of machinery,tools, vehicles, facilities, materials, equipment and furniture of all kinds, including urban furniture and equipment.

7º	Acquisition, operation, sale, and assignment of industrial and intellectual property rights.

8º	Provision of services related to the conservation, repair,maintenance, and sewage of all kinds of works, facilities and services, for both private and public entities.

9º	Provision of engineering services, such as preparing projects, studies and reports.

10º
Drawing up projects and studies, construction, maintenance, operation and sale of all kinds of facilities and services for the supply, transformation and treatment of all kinds of waters and wastematerials. research and development in those same fields.

11º	Provision of services related to the environment, such as the control of smoke and noise, and comprehensive solid waste management, involving collection, purification, treatment and transformation.

12º
Construction, management, operation, and maintenance of facilities that produce or transport all kinds of energy. All activities regulated by legislation that is incompatible with this paragraph of the bylaws are excepted.

13º	Research, design, development, manufacture, operation and transfer of programs and, in general, computer, electronic and telecommunications products.

14º
Research, operation and exploitation of mineral deposits, as well as the purchase and use of permits, concessions, licenses, authorizations and other mining rights, and the industrialization, distribution and sale of mineral products. Activities involving minerals of strategic interest are excluded.

15º
Providing management and administration services, as well as consultancy and advice in the fields of accounting, and legal, technical, financial, tax, labor, and human resources support to all kinds of companies and corporations.

16º
In all matters that do not involve a collision with activities legally set aside by special legislation, and specifically, by legislation governing Collective Investment Institutions and the Stock Market, agree upon and carry out on its own behalf all kinds of operations involving securities in all kinds of markets, be it domestic or international, purchase, sell or otherwise acquire, transfer, replace, sell, pledge and subscribe all kinds of shares, securities that are convertible into shares, or that provide the right to acquire or subscribe them, obligations, rights, bonds, warrants, public securities or financial assets, and holdings in other companies.

2.
The activities listed above may be performed by the Company, totally or partially, in an indirect manner, by taking a stake in other Companies with similar corporate purposes, domiciled in Spain or in any other country.

Article 3.-  Duration

The Company is incorporated for an indefinite time period, and began operations on the day the deed of incorporation was granted.

Article 4.-  Corporate Domicile

1.	The Company's corporate domicile will be in Madrid, Plaza Manuel Gomez Moreno, 2, Edificio Alfredo Mahou.

2.
The corporate domicile may be transferred to another location within the same municipality by approval of the corporate governing body. A transfer to a different municipality will require the approval of the General Shareholders' Meeting.

3.
The Company's corporate governing body may approve the creation, elimination or transfer of such branches, representatives, agencies, regional offices, local offices and other facilities, in Spain or abroad, as it shall deem fit.

CHAPTER II

SHARE CAPITAL

Section 1. Share capital and shares

Article 5.-  Share Capital

The share capital is ONE HUNDRED AND THIRTEEN MILLION SEVEN HUNDRED AND FIVE THOUSAND SIX HUNDRED AND SIXTY ONE EUROS (113.705.661) and is fully subscribed and paid in.

The share capital consists of FIVE HUNDRED AND SIXTY EIGHT MILLION FIVE HUNDRED AND TWENTY EIGHT THOUSAND THREE HUNDRED AND FIVE (568.528.305) ordinary shares with a nominal value of 0.20 Euros each, all of them of the same class and the same series. All shares are fully paid in

Article 6.-  Share Representation

1.	Shares will be represented by book entries and will be created when recorded in the pertinent accounting register. They will be governed by the Stock Market Act and other additional legislation.

2.
The legitimation to exercise shareholder's rights, including if appropriate the right to transfer, is obtained as a result of the recording in the book entry, which accredits legitimate ownership and entitles to the recorded titleholder the right to demand that the Company recognize him as a shareholder. Said legitimation may be accredited by exhibiting the pertinent certificates, which will be issued by the entity in charge of the book entries.

3.
If the Company provides any type of benefit to the presumed legitimate owner, it is deemed to have discharged the corresponding obligation, even if the latter is not the real owner of the share, provided that it has acted in good faith and without gross fault.

4.
If the person or company that appears to be legitimated in the book entry records holds said legitimacy as a fiduciary or similar status, the Company may require him to reveal the identity of the real owners of the shares, as well as all pertinent transfer and encumbrances of the same.

Article 7.-  Shareholder Rights

1.
Legitimate share owners automatically become shareholders and are granted the individual minority rights which are legally and statutorily established, and, in particular, the right to take part in the distribution of profits and of such assets as may be left over upon dissolution; a preferred subscription right when new shares or convertible bonds are issued; the right to be present at and vote in General Shareholders' Meetings; the right to challenge corporate agreements; and the right to information and study. The scope of all the shareholder's rights is established by law and by these bylaws.

2.	The shareholder will exercise his rights vis a vis the Company loyally and in good faith.

Article 8.-  Ownership of shares

1.	Share co-owners must designate a single person who will exercise shareholder rights.

2.
In case of usufruct, pledge and other limited rights to the shares, the exercise of the shareholder's voting rights will belong to, respectively, the bare owner, the pledge holder and the titleholder of the direct domain.

3.	The rules mentioned in the previous paragraphs are only valid vis a vis the Company. Internal relations will be governed by agreements between the parties.

Article 9.-  Share Transfers

1.	The shares and their derived financial rights, including the right to pre-emptive subscription rights, are freely transferable by all legally accepted means.

2.	The transfers of new shares cannot be completed before the share capital increase has been recorded in the Mercantile Register.

Article 10.-  Capital calls

1.	When there are partially paid-in shares, the shareholder must pay the part that has not been paid in, in cash or in kind, in such form and time as may be determined by the corporate governing body.

2.	Shareholders who are past-due in the payment of capital calls cannot exercise voting rights.

Section 2. Share Capital Increase and Decrease

Article 11.-  Share Capital Increase

1.
Share capital increases may be achieved by issuing new shares or by raising the nominal value of existing shares; in either case, the compensation may consist in cash contributions, including credit compensations, in kind contributions, or by applying available profits or reserves. The share capital increase can be achieved partly with new contributions and partly against available reserves.

2.	If the share capital increase has not been totally subscribed by the established deadline, the capital will be increased by the amount actually paid in, unless otherwise agreed previously.

Article 12.-  Authorized Share Capital

1.
The General Shareholders' Meeting may delegate to the corporate governing body the power to approve in one or more times a share capital increase, to a specific maximum figure, at such times and in such amounts as it may decide, within the legally established limitations. This delegation may include the power to cancel pre-emptive subscription rights.

2.
The General Shareholders' Meeting may likewise delegate in the corporate governing body the power to determine the date on which the already approved agreement to increase the share capital must actually be implemented, and to determine any conditions that have not been determined by the Meeting.

Article 13.-  Cancellation of Pre-emptive Subscription Rights

1.	The General Shareholders' Meeting or, should it be the case, the Board of

Directors approving a share capital increase may approve the total or partial cancellation of pre-emptive subscription rights, due to corporate interests.

2.
Specifically, corporate interest may justify the cancellation of pre-emptive subscription rights when necessary to enable the Company (i) to buy assets (including shares or participations in companies) that are suitable to further the corporate purpose; (ii) to place the new shares in foreign markets that allow access to financing sources; (iii) to obtain resources by using demand forecast placement techniques which can maximize the new share issue price; (iv) to obtain an industrial or technological partner; and (v) in general, to perform any operations that are suitable for the Company.

3.
Existing shareholders and convertible bond holders will not be entitled to pre-emptive subscription rights when the share capital increase is due to the conversion of bonds into shares, to the takeover of another company, as part of spin off of assets from another company, or when the Company has made a public share offering with payment consisting, entirely or in part, in new shares to be issued by the Company.

Article 14.-  Share Capital Decrease

1.
A share capital decrease can be performed by reducing the nominal value of the shares, by redeeming outstanding shares, or by grouping them for exchange, and, in such cases, the object may be to return contributions, condone capital calls, establish or increase reserves, or re-establish a balance between corporate capital and assets.

2.	When share capital is decreased by returning contributions, payment to shareholders may be made totally or partially in kind, as long as the contents of paragraph 5, Article 48 are complied with.

Article 15.-  Forced Redemption

1.
The General Shareholders' Meeting may approve, pursuant to the Corporations Act, a share capital decrease to redeem a specific group of shares, as long as such a group is defined according to substantive, homogeneous, and non-discriminatory criteria. In that case, the measure must be approved by the General Shareholders' Meeting and by the majority of the shares held by the shareholders belonging to the affected group, as well as by a majority of the shares held by the rest of the shareholders who remain in the Company.

2.
The amount to be paid by the Company may not be less than the arithmetical average of the closing prices of the Company's shares on the Automated Quotation System of the Spanish Stock Exchanges during the month prior to the date on which the share capital decrease is approved.

Section 3. Bond Issues and Other Securities

Article 16.-  Bond Issues

1.	The Company may issue bonds in compliance within all legally established terms and limits.

2.
The General Shareholders' Meeting may delegate to the corporate governing body the power to issue simple, convertible and/or exchangeable bonds. Likewise, it may authorize it to determine when the approved issue should take place, and to establish any other conditions not foreseen in the Shareholders Meeting resolution.

Article 17.-  Convertible and Exchangeable Bonds

1.	Convertible and/or exchangeable bonds may be issued at a fixed exchange rate (determined or to be determined) or with a variable exchange rate.

2.
The pre-emptive subscription rights for convertible bonds may be cancelled according to the legal and statutory regulations that apply to the cancellation of pre-emptive subscription rights for shares.

Article 18.-  Other securities

1.	The Company may issue notes, warrants or other negotiable securities, apart from those detailed in previous articles.

2.
The General Shareholders' Meeting may delegate in the Board of Directors the power to issue such securities. The Board of Directors may use such a delegation in one or more times for a period of up to five years.

3.
The General Shareholders' Meeting may also authorize the Board of Directors to establish the date on which the approved issuance should take place, as well as to establish any other conditions that are not detailed in the General Shareholders' Meeting resolution, as legally provided.

4.	The Company may also guarantee any security issues made by its subsidiaries.

CHAPTER III

CORPORATE GOVERNANCE

Section 1. Company bodies

Article 19.-  Division of responsibilities

1.	The Company's governing bodies are the General Shareholders' Meeting, the Board of Directors and any delegated bodies that may be created within the company.

2.	The General Shareholders' Meeting is responsible for decisions on all matters legally or statutorily determined.

3.	Any responsibilities that are not legally or statutorily determined for the General Shareholders' Meeting will belong to the Board of Directors.

Section  2. General  Shareholders'

Meeting

Article 20.-  General Shareholders' Meeting

1.
The General Shareholders' Meeting is governed by the provisions of Law, the Company’s Bylaws and the General Shareholders' Meeting Regulation which complete and develop legal and statutory regulations as regards calling, preparing, and holding the Meeting, as well as the exercise of the right of shareholders to information, attendance, representation, and voting. The General Shareholders' Meeting Regulation must be approved by the Meeting, at the proposal of the Board.

2.	The shareholders, convened in the General Shareholders' Meeting have the power to decide by majority vote on the matters attributed by Law to the Meeting.

3.
The General Shareholders' Meeting is the Company's sovereign body. All shareholders, including any dissidenters and absentees shall be bound by the agreements reached at the General Shareholders' Meeting, without prejudice to the rights and actions to which they are entitled by law.

Article 21.-  Types of Meetings

1.	General Shareholders' Meetings may be ordinary or extraordinary.

2.
A General Ordinary Meeting shall necessarily be called within the first six months of each financial year in order to approve the corporate management and the annual accounts of the previous year, as the case may be, and to resolve on the distribution of results, notwithstanding its competence to handle and decide on any other matter included in the agenda. A General Ordinary Meeting shall be valid even if called or held outside this term.

3.	All Meetings not covered by the previous section shall be considered Extraordinary General Meetings.

4.
Nevertheless, a General Shareholders' Meeting, even if called as an ordinary meeting, may also discuss and decide on any issue within its competence, provided that applicable regulations are fulfilled.

Article 22.-  Calling the General Shareholders' Meeting

1.	General Shareholders' Meetings must be called by the Board of Directors.

2.
The Board of Directors may call a General Shareholders' Meeting whenever it considers such a meeting to be in the corporate interest, and must do in the circumstances foreseen in paragraph two of the previous Article, and whenever it is requested by shareholders who represent, at least five percent of the share capital.

Article 23.-  Announcement of the calling of a General Meeting

1.
Both Ordinary and Extraordinary General Meetings shall be called by publishing an announcement in the Official Gazette of the Mercantile Registry and in one of the most widely distributed newspapers in the province where the Company has its registered address, at least one month before the date scheduled for the meeting.

2.
The announcement shall indicate the date, place and time of the meeting at first call, together with all the matters to be discussed and any other issues which, as the case may be, are to be included in the announcement pursuant to the provisions established in the Shareholders Meeting Regulations. Furthermore, the announcement may also indicate the date on which the Meeting may be held at second call, as the case may be. At least twenty-four hours must elapse between the first and second meeting.

3.
Shareholders who represent at least five per cent of the share capital may request the publication of a complementary document to the calling of a General Shareholders' Meeting, including one or more points in the agenda. For this purpose, each shareholder shall indicate the number of shares it owns or represents. This right shall be exercised by certifiable means received at the registered address within five days following the publication of the calling.

The complementary document to the calling shall be published at least fifteen days prior to the date scheduled for the Meeting.

Non-publication of the complementary document to the calling within the legal term established shall render the Meeting null and void.

4.
The provisions of this article shall not be effective whenever a legal provision establishes different requirements for Meetings held to discuss certain issues, in which case any specific provisions must be fulfilled.

Article 24.-  Right of attendance and representation

1.	All shareholders, including those without a right to vote, who individually or collectively with other shareholders own at least one hundred (100) shares, may attend a General Shareholders Meeting.

2.	In order to attend a General Shareholders Meeting each shareholder must have recorded ownership of its shares in the corresponding accounting records of book entries, five days prior to the date scheduled for the Meeting, and must hold the corresponding attendance card.

3.
Shareholders with a right of attendance may attend the General Meeting by distance communication means, pursuant to the provisions established in the Shareholders Meeting Regulations and in the following paragraphs.

The governing body shall consider the technical means and legal bases that permit and ensure attendance by telematic means , and shall assess , when the calling of each shareholders meeting, the possibility of organising attendance to the meeting through telematic means.

To this effect, the governing body shall ensure, amongst other issues ,that shareholder's identity ,status are duly guaranteed, as well as the adequate exercise of its rights, the suitability of the telematic means and adequate progress of the meeting, pursuant to the provisions established in the Shareholders Meeting Regulations. In such case, if deemed appropriate, the calling shall describe the specific telematic means available to the shareholders, as well as the instructions they should follow in this regard. Furthermore, if so determined by the governing body, the calling may indicate that any interventions and proposed resolutions to be made by those who will attend by telematic means be sent to the Company prior to the Meeting is convened.

4.
The members of the governing body shall attend any General Meetings held, although the fact that any one of them is unable to attend for any reason shall in no event prevent the Meeting from being validly convened.

5.
The Chairman of the Shareholders Meeting may authorise Managing Directors and Technicians to attend, as well as other people with an interest in corporate matters, and may invite any other persons he/she deems appropriate.

6.
Notwithstanding attendance of legal entity that are shareholders through proxy, any shareholder entitled to attend may be represented at a Shareholders Meeting through another person, even if not a shareholder.

7.
Proxies shall be conferred specifically for each Meeting, in writing or by other of long-distance communication means that duly guarantee the identity of the represented party and representative, which the management body may determine, as the case may be, when each Meeting is called, pursuant to the provisions established in the Company's Shareholders' Meeting Regulation.

8.
The Chairman or Secretary of the Shareholders Meeting, or those persons appointed on their behalf, shall be entitled to determine the validity of the proxies conferred and whether the requirements for Meeting attendance are met.

9.	The ability to grant proxies shall be without prejudice to the provisions of the Law with regard family representation and the execution of general powers of attorney."

Article 25.-  Time and Place of Meeting

1.	The General Shareholders' Meeting will be held at the location shown on the notice within the municipality in which the Company is domiciled.

2.
Attendance at the General Shareholders' Meeting will take place by going to the location at which the meeting will be held, or, if the Board has so decided and so stated in the notice, to other locations which are connected to the meeting location by a video conference system (or similar) which permit the recognition and identification of those attending, interaction between attendants in real time regardless of their location, and taking part and voting also in real time.

The main meeting location must be in the same municipality as the Company's domicile, but this requirement does not affect the additional locations. Persons attending any of he locations will be considered, for all purposes related to the General Shareholders' Meeting, as attendants at the one and only meeting. The meeting will be understood to be held at the main location.

3.	If the notice calling the meeting does not mention the location at which it will be held, it shall be understood to be held at the Company's registered domicile.

4.
The General Shareholders' Meeting may approve its own extension for one or more consecutive days, at the proposal of the administrators or of a number of shareholders representing, at least one quarter of the share capital who are present at the meeting. Whatever the number of sessions, the General Shareholders' Meeting will considered to be a single meeting, and only one set of Minutes will be kept for all sessions. The General Shareholders' Meeting may likewise be temporarily suspended in the cases and manner established in its own Regulations.

Article 26.-  Quorum. Special Cases

1.
The General Shareholders' Meeting shall be validly convened in the first call when the shareholders present or by proxy own at least twenty five percent of the subscribed share capital with voting rights. At the second call, the quorum will consist of whatever number of shareholders is present.

2.
For the General Shareholders' Meeting, be it ordinary or extraordinary, to validly approve a bond issue, the increase or decrease of share capital, the transformation, merger or spin-off, dissolution or windup of the Company and, in general, any amendment of the Bylaws, will require, at the first call, shareholders present or by proxy owning at least fifty percent of the subscribed share capital with voting rights. At the second call, the presence of twenty five percent of the share capital will suffice, although, if the shareholders who are present represent less than fifty percent of the subscribed share capital with voting rights, the agreements to which this paragraph refers can only be adopted with the favorable vote of two thirds of the share capital present or by proxy at the Meeting.

3.	Any absences that arise after the General Shareholders' Meeting has been convened shall not affect the meetings validity.

Article 27.-  Universal Shareholders' Meeting

A Universal Shareholders' Meeting shall be understood to have been called and validly convened to discuss any and all matters whenever the entire share capital is present or by proxy and the attendees unanimously accept to hold a Meeting. At such a Universal Shareholders' Meeting, the minimum number of shares needed to attend a General Shareholders' Meeting to which Article 24.1 above refers, will not apply.

Article 28.-  Chairmanship of the General Shareholders' Meeting

1.
General Shareholders' Meetings shall be presided by the Chairman of the Board of Directors, and in his absence, by the Vice President (and if there are several, in their numerical order). In the absence of both, by the Board Member designated by the General Shareholders' Meeting.

2.	The Chairman will be assisted by a Secretary, by a Vice Secretary or both, of the Board of Directors and, otherwise, by the person designated by the Meeting.

Article 29.-  List of Attendants

1.
Before starting with the Agenda, the Secretary of the General Shareholders' Meeting shall draw up a list of attendants, expressing each one's character or proxy and the number of shares, their own or otherwise, with which they attend.

2.	At the end of the list, the number of shareholders present or by proxy shall be established, as will the share capital they own, specifying which shareholders have voting rights.

3.	If the list of attendants is not the first item in the Minutes of the General Shareholders' Meeting, it must be enclosed as an Annex signed by the Secretary with the approval of the Chairman.

The list of attendants may also be created in a file or using a computerized method; in such cases, the Minutes must mention the system used, and the sealed cover of the file or computer medium must bear the pertinent inspection signature of the Secretary, and the approval of the Chairman.

Article 30.-   Deliberation and Adoption of Agreements

1.
Once the list of attendants is drawn up, the Chairman, should it be the case, will declare t the General Shareholders' Meeting validly convened and will determine whether the Meeting can deal with all the matters included in the Agenda or whether, instead, it has to deal only with some of them.

2.
The Chairman will submit the matters included in the Agenda for deliberation, and will direct the debates so that the meeting takes place in an orderly manner. For that purpose, he will have authority for order and discipline, and may order that anyone who disturbs the normal progress of the meeting be expelled and even approve the temporary interruption of the session.

3.	The shareholders may ask for information in the terms established in the following Article.

4.
All shareholders may also take part, at least once, in the deliberation of the items on the Agenda, although the Chairman, making use of his powers, is authorized to adopt measures such as limiting speaking time, setting up turns, or closing the list of speakers.

5.
Once the matter has been debated sufficiently, the Chairman will call for a vote. Shareholders with voting rights may exercise them by mail, e-mail or any other distance communication means which, duly guaranteeing the identity of the shareholder who is exercising his right to vote, may be determined by the Board at the time each Meeting is called, pursuant to the Company's General Shareholders' Meeting Regulations.

6.
The majority needed for approval of an agreement will require the favorable votes of half of all the shares plus one share with voting rights who are present or by proxy at- 13-the General Shareholders' Meeting. Without prejudice to those cases in which the Act or these Bylaws stipulate a greater majority. Each share has one vote.

7.
The result of votes for or against agreements will be performed as established in the General Shareholders' Meeting Regulations. The Chairman will decide the voting system which he considers the most appropriate and for managing the resulting process.

Article 31.-  Right to Information

Shareholders shall have the right to information as foreseen by law. The administrators are obliged to provide, in the manner and within the deadlines established by Law such information as, pursuant to the Law, shareholders shall request, except in those cases in which it is legally inappropriate and, specifically, when, in the Chairman's judgment, making such information public would be against the corporate interest. The latter exception will not be applicable if the request is supported by shareholders representing at least one quarter of the share capital. The General Shareholders' Meeting Regulations will detail the system that governs the right to information. The Company shall include on its website the explanations that permit the shareholder to exercise his right to information.

Article 32.-  General Shareholders' Meeting Minutes and Certifications

1.	The resolutions of the General Shareholders' Meeting shall be reflected in the Minutes which will be written into the pertinent Minutes Book. The

Minutes may be approved by the General Shareholders' Meeting itself, or failing that, within fifteen days by the Chairman and two Auditors, one on behalf of the majority, and the other one on behalf of the minority.

The Minutes approved in either of those two ways will be enforceable as of the date of approval.

2.	The notarial Minutes need not be approved.

3.	Certifications of the agreements will be issued by the Secretary or by the Vice-Secretary of the Board of Directors, with the approval of the Chairman or the Vice-Chairman, as appropriate.

4.
Granting a public deed that contains the agreements is the responsibility of those persons who are authorized to certify them. This can also be done by any member of the Board of Directors whose appointment is in force and has been recorded in the Mercantile Register, without the need for a specific delegation Any other person who grants a public deed of the Minutes will require the pertinent powers of attorney, which could be a general power of attorney for all types of resolutions.

Section 3. Corporate Administration Body

Article 33.-  Regulation of the Board of Directors

1.	The Company will be administered by a Board of Directors.

2.
The Board of Directors will be governed by all applicable legal rules and by these bylaws. The Board will develop and complete such rules in the appropriate Board of Directors Regulations, the approval of which will be notified to the General Shareholders' Meeting.

Article 34.-  Quantitative Board Membership

1.	The Board of Directors will consist of a minimum of five members and a maximum of fifteen, elected by the General Shareholders' Meeting, or by the Board itself, pursuant to current legislation.

2.
The General Shareholders' Meeting shall determine the number of Board members. For such purposes, it shall either directly establish such a number by express resolution or, indirectly, by filling vacancies or appointing new Board members, up to the maximum limit established in the previous paragraph.

3.	Members of the Board can renounce their position; the appointment can be revoked, and members can be reelected.

4.	It is not necessary to be a shareholder to be appointed as an administrator; both individuals and companies may be appointed.

5.	Persons who incur in the prohibitions and incompatibilities established by current legislation may not be members of the Board nor be appointed to positions in the Company.

6.	Board Members shall not be required to provide the Company with any guarantees.

Article 35.-  Types of Board Members and Board Equilibrium

1.
The Board of Directors, using its power to propose to the General Shareholders' Meeting and co-option in order to fill vacancies, shall endeavor to ensure that external or non-executive directors form the majority.

2.	For these purposes, it will be understood that executives are those directors who are members of the Company’s senior management team or employees of the Company or its group.

3.
The Board shall also endeavor to ensure that within the majority group of external directors, there shall be the owners or proxies of the owners of significant stable shareholders of the Company's share capital and those, or the parties representing them, which have been appointed for being shareholders, although their stake in the capital is not significant (nominee directors) and persons who, appointed in view of their personal and professional conditions, can exercise their functions without being conditioned by relations with the Company, its significant shareholders or their executives (independent directors). In all cases, independent directors will constitute at least one third of the total number of directors.

4.
The provision of the preceding paragraphs do not affect on the sovereignty of the General Shareholders' Meeting, nor do they reduce the efficacy of the proportional system, which is mandatory when there are share groupings as foreseen in Article 137 of the Corporations Act.

Article 36.-  Board of Directors Remuneration

1.
The Directors in their capacity as members of the Board of Directors, shall be remunerated by the Company a set annual amount. The amount that the Company shall pay for this concept to the Board of Directors shall be set by the General Shareholders Meeting. The power to set the exact amount to be paid out within the said figure, the terms and conditions to be met and the way it is to be shared out among the different Directors shall be agreed by the Board of Directors.

2.
Furthermore, any board members performing executive functions in the Company shall be remunerated as follows: (a) a fixed amount in relation to the services being rendered and responsibilities assumed taken on; (b) a variable amount related to some kind of performance indicator for the company or the director in question; (c) social assistance; and (d) compensation in case of dismissal for reasons not imputable to the Director.

Setting the amount of the fixed remuneration, the calculation criteria or indicators of the variable remuneration, the cost of social assistance and the reference parameters to quantify compensation for dismissal shall be the responsibility of the General Shareholders' Meeting.

The Board of Directors may individualize each Directors remuneration and define any other conditions that may be required to obtain said remuneration within the limits agreed by the General Shareholders' Meeting. Any executive Director affected shall abstain from attending and taking part in the Board's deliberations. The Board shall ensure that the remuneration are in accordance with market conditions and take into account the responsibility and level of commitment each Director is asked to perform.

3.
In addition, Directors may be remunerated with shares in the Company or in any other listed companies belonging to the group of which it forms part, as well as with stock options on said shares or with financial instruments linked to market price. When referred to the Company’s shares, such remuneration shall be agreed by the General Shareholders Meeting. In such an event, the resolution shall set forth the number of shares to be granted, the exercise option price, the share value to be taken as a reference and the duration of this kind of remuneration.

4.	The Company is authorized to arrange a civil liability insurance policy for its Directors.

5.
The remuneration of the external Directors and executive Directors, for the latter the remuneration as Directors not including their executive functions, shall be set forth on an individual basis in the Annual Report. The remuneration for executive Directors corresponding to their executive functions shall be grouped together broken down by the different concepts and items.

Article 37.-  Duration

Directors will be appointed for three years, but may be re-elected for one or more additional periods of the same duration. Once the period has expired, the appointment will be terminated once the next General Shareholders' Meeting has been held, or when the legal period for holding the Meeting that must approve the accounts for the previous financial year has elapsed.

Article 38.-   Board Meetings

1.	The Board of Directors will meet on the days it has itself agreed upon, and whenever its Chairman decides or at the request of at least two of its members, in which case the Chairman must call the meeting within fifteen days of the request. The call may be made by any written means sent personally to each Director, at least two days prior to the date of the meeting; unless the Chairman determines that there are extraordinary circumstances, in which case it may be called without said prior notice.

2.
The Board Meeting may also be held simultaneously in various places, as long as interactivity and intercommunication between the locations is provided in real time by audiovisual means or by telephone and, therefore, the meeting takes place as a single event. In that case, the call notices for the meeting shall include the connection system to be used and, if appropriate, the locations where the technical means are available in order to attend and participate at the meeting in the meeting. The agreements shall be considered to be adopted in the location where the Chairman presides.

3.
The Board shall meet at the corporate domicile or at the location or locations designated by the Chairman. Exceptionally, if none of the Directors objects, the Board may hold a session without meeting and in writing.

Article 39.-  Board Meeting Procedures

1.	The Board of Directors shall be validly convened when more than half of its members are either present or by proxy.

2.
Notwithstanding the above, the Board will also be validly convened without prior notice, when all of its members are either present or by proxy. The proxy for the Board Meeting must necessarily be granted to another Director, must be granted in writing, and specifically for each Board meeting.

3.
Unless the Act or the bylaws have specifically established reinforced majorities, agreements shall be adopted by an absolute majority of directors present. In case of a tie, the Chairman's vote will be decisive. The Board of Directors Regulations may raise the legally or statutorily established majority required for specific matters.

4.
When due to a legal or statutory prohibition one or more of the directors may not vote on a given matter, the quorum of Board Meeting attendees required to handle that matter shall be reduced by the number of directors who are affected by that prohibition; the majority needed to adopt the agreement shall be calculated on the basis of the new, reduced quorum.

5.
Specifically, the modification of the Board of Directors Regulations shall require the favorable vote of at least two thirds of the Directors present or by proxy at the meeting at which said modification is discussed.

Article 40.-  Board Positions

1.	The Board will appoint a Chairman among its members.

2.
The Board will also appoint a Vice Chairman who will replace the Chairman in case of impossibility or absence. The Board may also name additional Vice Chairmen, in which case the described functions will be performed by the First Vice Chairman, who will, in turn, be replaced if needed by the Second Vice Chairman, and so on.

3.
The Board shall also appoint the person who will act as Secretary and, if appropriate, a Vice Secretary, neither of them need to be a Director. The Secretary will attend Board meetings with the right to speak but not vote, unless he or she is also a Director.

The Vice Secretary will replace the Secretary in cases of vacancy, absence or illness, and may also attend Board meetings with the Secretary with the approval of the Chairman.

4.
The Board will accept the resignation of the Directors and will proceed, if appropriate, and if there are any vacancies during the period for which they were appointed as directors, to designate from among the shareholders the persons who shall occupy the vacancies until the following General Shareholders' Meeting.

5.	The Chairman will moderate debates, allow directors to speak in the same order as requested, and will supervise votes.

Article 41.-  Board Meeting Minutes and Certifications

1.
The discussions and resolutions of the Board Meeting shall be extended in the Minutes, which shall be written or transcribed into the Minutes Book, and will be signed by the Chairman or by the Vice Chairman as appropriate, and by the Secretary or Vice Secretary. Certifications of the Minutes will be issued by the Secretary of the Board of Directors or by the Vice Secretary, with the approval of the Chairman or the Vice Chairman, as appropriate.

2.	A public deed with the Minutes may be granted by any member of the Board as well as by the Secretary or Vice Secretary of the Board, even if they are not Directors, pursuant to existing legislation.

Article 42.-  Company Representation

The power to represent the Company, in and out of court or elsewhere, resides in the Board of Directors collectively and by majority , as established in these Bylaws, with wide-ranging powers to contract, perform all kinds of acts and transactions, be they obligational or dispositive, of ordinary or extraordinary administration and of rigorous domain, regarding all types of assets, moveable or immovable, cash, securities and commercial paper, with no other exceptions than those matters which fall within the scope of the General Shareholders' Meeting, or those which are not included in the corporate purpose.

Article 43.-  Delegation

1.
The Board of Directors may appoint from among its members an Executive Committee and one or more Managing Directors, specifying the persons who will hold those positions and the manner they must act; the Board may delegate in them, totally or partially, temporarily or permanently, all the delegable powers, as established by law. Likewise, the Board of Directors may establish other Committees with consultative functions or giving advice, not excluding the possibility that, exceptionally, they may be assigned some powers of decision.

2.	If the Board of Directors creates the Executive Committee or any of the above- mentioned Committees, it will also establish its membership and its operating rules.

3.	The Board of Directors may also delegate permanently its representative powers to one or several Directors; in the latter cas it shall, determine whether they act jointly, or severally.

4.	The Board of Directors may also appoint and revoke representatives or authorized signatories.

Article 44.-  Audit and Control Committee

1.
The Board of Directors shall establish an Audit and Control Committee that will consist of a minimum of three and a maximum of five members. All of its members shall be external or non-executive directors.

2.	The Audit and Control Committee shall have the faculties to inform, supervise, advice and propose matters within its competence.

3.
The members of the Audit and Control Committee shall appoint a Chairman among themselves, who must an independent Director. The appointment of the Chairman will be for a period of 3 years; and, he may be re-appointed after one year after cessation The Secretary of the Committee shall be the Secretary of the Board of Directors, the Vice Secretary, or one of the members of the Audit and Control Committee, as established in each case.

4.
The Audit and Control Committee shall meet whenever it is called by its Chairman, who shall do so whenever requested by the Board of Directors or the Chairman of the Board and, in any case, whenever it will be suitable for the proper exercise of its functions. Likewise, the Chairman shall call the Audit and Control Committee for a meeting when requested by at least two of its members, within fifteen days of the request.

5.
Any member of the management team or other Company personnel who is requested to do so shall attend the meetings of the Audit and Control Committee meeting, and shall collaborate and facilitate the access to any information under his or her control. The Audit and Control Committee may also request the attendance of external auditors at its meetings.

6.
The Audit and Control Committee shall be validly convened when more than half of its members are either present or by proxy, and shall adopt its resolutions by majority vote of the attendees. In case of a tie, the Chairman's vote will be decisive. The Chairman of the Audit and Control Committee will chair the meetings and will manage the deliberations on the matters to be discussed.

The rules established by the Bylaws for the Board of Directors meeting shall apply here, as regards calling, quorum and adoption of resolutions, except when they are incompatible with the nature and purpose of the Audit and Control Committee. Likewise, the Board of Directors and, by delegation of the Board, the Audit and Control Committee itself, may establish additional operating rules. Unless otherwise established, the Audit and Control Committee has a consultative function and makes proposals to the Board.

7.
Without prejudice to other tasks that may be assigned to it by the Board of Directors or included in the Board of Directors Regulations, the Audit and Control Committee will be responsible for the following:

a)	Informing the General Shareholders' Meeting, through its Chairman or Secretary, on the matters brought up by the shareholders at the meeting which fall within its competence.

b)
Raise a proposal to the Board of Directors, for submission to the General Shareholders' Meeting, regarding the appointment of external auditors, including the engagement conditions, the scope of their professional mandate, and, if appropriate, the renewal or termination of their mandate.

c)	Supervising internal audit services.

d)	Oversee the Company's financial reporting process and internal control systems, ensuring compliance with all legal requirements and the correct application of generally accepted accounting principles.

e)
Liaise between the Board of Directors and the external auditors, and asses the results of each audit. In particular liaise the external auditors in order to receive information regarding matters which might affect the auditors' independence, and any other matters related to the auditing process, as well as any other communications that may be established, if any, by auditing legislation or by technical audit rules.

f)	Supervising compliance with internal corporate government Regulations and code of conduct in matters related to the securities markets, and make proposals for improvement.

g)	Receiving information and, if appropriate, issuing reports regarding disciplinary measures affecting the Company's senior management.

h)	Supervising information that must be approved by the Board of Directors and included in the Company's annual public information.

i)
Supporting the Board of Directors in its task of ensuring the accuracy and reliability of the financial information that the Company must provide periodically to the markets, investors or authorities, pursuant to applicable regulations.

8.	The Board of Directors may develop and complete the above rules in its Regulations, as established in the Bylaws and the Law.

CHAPTER IV

ANNUAL ACCOUNTS

Article 45.-  Financial Year

The financial year shall begin on January 1 and end on December 31 of each calendar year.

Article 46.-  Preparation of the Annual Accounts

1.
The corporate governing body, within the legal deadlines, will prepare the annual accounts, the management report and the proposal for profit distribution, as well as, if pertinent, the consolidated accounts and management report.

2.
The Board of Directors will try to prepare the accounts in such a way as to avoid audit discrepancies. Nevertheless, when the Board feels that it should stand by its criteria, it will publicly explain the contents and scope of its discrepancies.

Article 47.-   Verification of the Annual Accounts

The Company's annual accounts and management report, as well as the consolidated annual accounts and management report, must be reviewed by the Auditor in the terms provided by Law.

Article 48.-  Approval of the Annual Accounts and Distribution of Profits

1.	The annual accounts will be submitted for the approval of the General Shareholders' Meeting.

2.	Once the annual accounts are approved, the General Shareholders' Meeting will decide on the financial year's profit distribution.

3.
Dividends may be issued against the year's profits or assigned to unrestricted reserves only if the considerations foreseen in the Act and in the Bylaws have been attended to, and the net worth is not or, as a consequence of the distribution, will not be less than the share capital. If there are losses from prior financial years which make the Company's net worth lower than the share capital, profits must be allocated to cover the losses.

4.
If the General Shareholders' Meeting agrees to pay out dividends, it shall determine the payment date and method. The determination of these details may be delegated to the Board of Directors, as well as any other details that may be needed or suitable to execute the agreement.

5.	The General Shareholders' Meeting may approve that the dividend be paid totally or partially in kind, as long as:

(i)	the assets or securities to be distributed are homogeneous;

(ii)	they are traded on an official market -at the time the agreement is taken- or the pertinent mechanisms have been put in place to make them liquid within no more than one year; and

(iii)	they are not distributed for less than the value that appears in the Company's books.

6.	The Board of Directors may approve the distribution of interim dividends, with the limitations and fulfilling all the requirements established by Law.

Article 49.-  Deposit of the annual accounts

Within one month of the approval of the annual accounts, the Board of Directors will submit for deposit in the Mercantile Register that corresponds to the Company's domicile, a certification of the agreements of the General Shareholders' Meeting that approved the annual accounts and the distribution of profits. The certification will be accompanied by a copy of each of such accounts, as well as, if pertinent, the management report and the auditors' report.

CHAPTER V

DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 50.-  Dissolution

1.	The Company may be dissolved by a General Shareholders' Meeting resolution adopted at any time, in accordance with the Law and for the reasons foreseen therein.

2.
If the Company has to be dissolved for a legal cause that requires the approval of the General Shareholders' Meeting, the corporate governing body must call such a meeting within two months from the time said cause arises, so that it may adopt the dissolution agreement; if an agreement is not reached, whatever the reason, the dissolution must proceed pursuant to Law. If the Company has to be dissolved because its net worth falls below half the share capital, the dissolution may be avoided by a resolution to increase or decrease the share capital or by restoring the net worth appropriately. Such adjustment shall be effective provided that it is carried out before the Company’s dissolution has been decreed by the Court.

Article 51.-  Liquidation

1.
If the General Shareholders' Meeting, resolves the dissolution of the Company it shall then appoint and determine the powers to be granted to the receiver or receivers, which shall always be an odd number, with the legally established powers and any others which have been granted by the General Shareholders' Meeting when approving the appointment.

2.	If the Company is dissolved, the power of representation will be jointly and severally in the hands of the receivers.

Article 52.-  Supervening Assets and Liabilities

1.
Once the Company's book entries have been cancelled, if any corporate assets should subsequently appear, the receivers must assign to the ex- shareholders the corresponding additional amounts, once the assets have been converted into cash if necessary.

Once six months have elapsed from the time the receivers were required to comply with the assignment established in the previous paragraph, and if they have not assigned the additional amounts to the ex-shareholders, or if there are no receivers, any interested party may ask the Lower Court Judge pertaining to the last corporate domicile to appoint someone to replace the receiver and fulfill his functions.

2.
The ex-shareholders will be liable jointly and severally for any corporate debts that have not been settled, up to the limit of what they would have received as their liquidation stake, without prejudice to the liability of the receivers in case of negligence or gross negligence.

3.
To comply with formal requirements regarding legal transactions prior to the cancellation of the Company's books, or whenever they may be necessary, the ex-receivers may formalize legal transactions on behalf of the dissolved Company after the company's registration is cancelled. If there are no receivers, any interested party may request the Lower Court Judge pertaining to the Company's last corporate domicile to formalize them.